EXHIBIT 21.1
SUBSIDIARIES OF AMERICAN COASTAL INSURANCE CORPORATION

United Insurance Management, L.C. (incorporated in Florida)

Skyway Claims Services, LLC (incorporated in Florida)

Shoreline Re (incorporated in the Cayman Islands)

Interboro Insurance Company (incorporated in New York)

AmCo Holding Company (incorporated in Delaware)

American Coastal Insurance Company, Inc. (incorporated in Florida)

BlueLine Cayman Holdings, LLC (incorporated in the Cayman Islands)

Skyway Reinsurance Services, LLC (incorporated in Florida)

Skyway Legal Services, LLC (incorporated in Florida)

Skyway Underwriters, LLC (incorporated in Florida)